Filed Pursuant to Rule 433

Issuer Free Writing Prospectus

Registration No. 333-203607
November 3, 2016

OVERSTOCK.COM, INC.

Overstock.com, Inc. (the “Company”) has filed with the Securities and Exchange Commission (the “SEC”) a Registration Statement on Form S-3 (File No. 333-203607) (the “Registration Statement”), which became effective on December 9, 2015.

On November 3, 2016 the Company issued the following press release.  Statements in the article about what the Company will or may do are all subject to and qualified by any description of any such matters the Company may provide in a final prospectus, including a prospectus supplement, and the Company disavows any such statements to the extent they are inconsistent with the information in the Registration Statement, the information in any of the Company’s filings under the Securities Exchange Act of 1934, as amended, or the information in any prospectus supplement the Company may file with the SEC relating to the Registration Statement.  Any offer the Company may ultimately make will be made only by a final prospectus, including a prospectus supplement.

Overstock.com Announces Source Capital as Dealer-Manager for Rights Offering

Offering Includes Historic Blockchain Shares on t0 Platform

SALT LAKE CITY, Nov. 03, 2016 — Overstock.com, Inc. (NASDAQ:OSTK) announced it has contracted with Source Capital Group, Inc. to act as dealer-manager for Overstock’s previously announced rights offering.

The rights offering will allow Overstock shareholders to purchase shares of its preferred stock, including shares to be issued using the t0 (pronounced “tee-zero”) blockchain technology. The blockchain shares will trade exclusively on a registered alternative trading system using the t0 blockchain technology. Overstock is doing the rights offering primarily to enable its majority-owned subsidiary, t0.com, Inc., to demonstrate the operation of its t0 issuance and trading platform. The rights offering will allow all Overstock stockholders the opportunity to participate.

t0 is named for its ability to use blockchain technology to reduce securities trade settlement times from trade date plus three days – termed T+3 – to same-day settlement, or T+0.

“Source Capital Group is an entrepreneurial registered broker dealer that allocates time and effort toward understanding truly innovative companies,” said Source Capital’s CEO and

President David Harris. “We strive to be a best of breed banker for emerging growth companies with strong identifiable cutting edge niches.

“Ever since leaving Harris Upham, which my grandfather founded, I have focused my time, and our firm’s energy on innovating and adapting to an ever-changing landscape,” Harris continued. “When Harris Upham was founded, trade and settlement was T+5, eventually changing to T+3. It only makes sense that T+0 would be the next evolutionary step. We’re excited to be a part of it.”

Overstock intends to offer up to 1 million shares of its preferred stock, and will give shareholders the opportunity to subscribe for shares of its Blockchain Voting Series A Preferred. Stockholders will also have an opportunity to subscribe for an alternative series of its preferred stock which will be economically identical to the Blockchain Voting Series A Preferred but will trade in the over-the-counter market.

Each share of the preferred stock will have voting and dividend rights and rights upon liquidation substantially similar to those of one share of common stock.  Each share of the preferred stock will also have a preferential right to a 1 percent cumulative annual cash dividend. The prospectus supplement, when filed, will contain additional important information about these and other matters.

“Source Capital Group brings not only acumen, but vision to this transaction,” said Overstock CEO Patrick M. Byrne. “The immediacy with which Source grasped the value of what we’re doing, from not only a business but from a historical point of view, made it clear that we’d found the right partner to take us through this offering.”

The expected calendar for the offering is:

Thursday, November 10, 2016	Record Date
Monday, November 14, 2016	Announcement of Maximum Price
Tuesday, November 15, 2016	Subscription Period Begins
Tuesday, December 6, 2016	Subscription Period Expires at 5:00 PM ET and Final Price is Determined

The rights offering will be made pursuant to Overstock’s effective shelf registration statement on Form S-3 (Reg. No. 333-203607) on file with the Securities and Exchange Commission (the

“SEC”), and a prospectus supplement to be filed with the SEC prior to the commencement of the rights offering. The information herein is not complete and is subject to change. This press release is not an offer to sell these securities and is not soliciting an offer to buy these securities. The offering can be made only by a final prospectus, including a prospectus supplement. Investors should consider investment objectives, risks, charges and expenses carefully before investing. The base prospectus included in the registration statement contains this and additional information about Overstock, and the prospectus supplement will contain this and additional information about the rights offering, and rights holders should read both carefully before exercising their rights and investing.

Requests for copies of the base prospectus and the prospectus supplement when available, and questions from stockholders relating to the rights offering may be directed to the information agent for the rights offering, as follows:

Information Agent:

Georgeson LLC
1290 Avenue of the Americas
9th Floor
New York, NY 10104
(866) 432-2791
Overstock@Georgeson.com

Source Capital Group invites any broker dealers interested in participating in the rights offering to contact Source’s syndicate department at OSTK@sourcegrp.com.

About Overstock.com

Overstock.com, Inc. (NASDAQ:OSTK) is an online retailer based in Salt Lake City, Utah that sells a broad range of products at low prices, including furniture, rugs, bedding, electronics, clothing, and jewelry. Additional stores within Overstock include Worldstock.com, dedicated to selling artisan-crafted products to help developing nations around the world and Main Street Revolution, supporting small-scale entrepreneurs in the U.S. by providing them with a national customer base. Other community-focused initiatives include Farmers Market and pet adoptions.  Forbes ranked Overstock in its list of the Top 100 Most Trustworthy Companies in 2014. Overstock sells internationally under the name O.co and regularly posts information about the company and other related matters under Investor Relations on its website.

O, Overstock.com, O.com, O.co, Club O, Main Street Revolution, Worldstock and OVillage are registered trademarks of Overstock.com, Inc.  O.biz and Space Shift are also trademarks of Overstock.com, Inc.  Other service marks, trademarks and trade names which may be referred to herein are the property of their respective owners.

About Source Capital Group, Inc.

Source Capital Group, Inc. was founded in 1992 as a boutique investment banking firm specializing in small to medium-sized transactions, and continues to focus its investment banking activities in those segments of the market. Source Capital has grown to include businesses in general securities, emerging market securities, distressed and high yield debt securities, investment management, mortgages and business lending. Source Capital’s mission is to provide excellent service and independent, unbiased and tailor-made advice. Source Capital is registered as a broker-dealer with the SEC and in 50 states, the District of Columbia and Puerto Rico, and is a member of the Financial Industry Regulatory Authority and the Securities Investor Protection Corporation.

Forward-Looking Statements:

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements include all statements other than statements of historical fact. These forward-looking statements are inherently difficult to predict. Actual results, including all matters relating to the rights offering and all matters relating to our future financial results, could differ materially for a variety of reasons. Information about factors that could potentially affect our financial results is included in our Form 10-Q for the quarter ended June 30, 2016, which was filed with the SEC on August 4, 2016. These and our other subsequent filings with the SEC identify important factors that could cause our actual results to differ materially from those contained in our projections, estimates and other forward-looking statements.

Overstock.com, Inc. has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the applicable prospectus supplement for any securities offered pursuant to the registration statement, and other documents that Overstock.com, Inc. has filed or files in the future with the SEC for more complete information about Overstock.com, Inc. and the offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively,

Overstock.com, Inc. will arrange to send you the prospectus if you request it by calling 1-801-947-5409.